SCHEDULE 14C INFORMATION
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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
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Neuberger Berman Advisers Management Trust
Absolute Return Multi-Manager Portfolio
605 Third Avenue, 2nd Floor
New York, New York 10158-0180
 800-877-9700
212-476-8800

INFORMATION STATEMENT DATED MAY 1, 2015
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
 ARE REQUESTED NOT TO SEND US A PROXY
IMPORTANT NOTICE REGARDING THE
 AVAILABILITY OF THE INFORMATION STATEMENT
The Information Statement is available at www.nb.com.
The purpose of this Information Statement is to provide you with information about a new subadviser for the Absolute Return Multi-Manager Portfolio (the “Fund”), a series of Neuberger Berman Advisers Management Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the Trust at the address shown above, by calling 1-800-877-9700 or 1-212-476-8800 or by visiting the Trust’s website at www.nb.com.  This Information Statement is being mailed on or about May 1, 2015 to shareholders of record as of April 17, 2015.
BACKGROUND
Neuberger Berman Management LLC (the “Manager”), located at 605 Third Avenue, 2nd Floor, New York, NY 10158, is the Fund’s investment manager, administrator, and distributor. The Manager engages NB Alternative Investment Management LLC (“NBAIM” or the “Adviser”), located at 605 Third Avenue, 22nd Floor, New York, NY 10158, as investment adviser to choose the Fund’s investments and handle its day-to-day business, including the oversight of the investment activities of the subadvisers of the Fund (each, a “Subadviser” and collectively, “Subadvisers”).  The Adviser allocates assets of the Fund to Subadvisers whose strategy the Adviser believes, when combined to form a single portfolio, can provide attractive risk-adjusted returns over the long term.
The Manager and the Fund have obtained an exemptive order from the Securities and Exchange Commission (“SEC”) that permits the Manager and Adviser to engage additional unaffiliated Subadvisers, and to enter into and materially amend existing or future subadvisory agreements with unaffiliated Subadvisers, upon the approval of the Trust’s Board of Trustees (“Board”), without obtaining shareholder approval. Accordingly, the Manager is able, subject to the approval of the Board, to appoint and replace Subadvisers and to amend subadvisory agreements without obtaining shareholder approval.
At its meetings held on October 6-7, 2014, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager or the Adviser (“Independent Trustees”), considered and unanimously approved the Manager’s proposal to appoint Blue Jay Capital Management, LLC (“Blue Jay”) as Subadviser to an allocated portion of the Fund. The Manager’s proposal was based on certain factors, including, but not limited to, the desire to add a new Subadviser that would complement the current investment strategies of the Fund’s other Subadvisers by offering greater style diversification. The other current Subadvisers to the Fund are Cloud Gate Capital LLC, Cramer Rosenthal McGlynn, LLC, GAMCO Asset Management Inc., Lazard Asset Management LLC, Levin Capital Strategies, L.P., SLS Management, LLC, Sound Point Capital Management, L.P., and Visium Asset Management, LP.
For investment management services, the Fund pays the Manager a management fee.  The addition of the new Subadviser will not result in a change to the management fee paid by the Fund.
The following table shows the management fee paid to the Manager and the subadvisory fees paid by the Manager to the Fund’s Subadvisers during the fiscal period ended December 31, 2014.
Management Fee Paid to the Manager	Management Fees Paid to the Manager as a % of Average Net Assets of the Fund	Subadvisory Fees Paid by the Manager to the Subadvisers	Subadvisory Fees Paid by the Manager to the Subadvisers as a % of Average Net Assets of the Fund
$97,696	2.00%	$47,850	0.98%

INFORMATION REGARDING THE NEW SUBADVISER
The following provides additional information about the new Subadviser.
Blue Jay Capital Management, LLC
General
Effective May 1, 2015, Blue Jay, located at 2121 Avenue of the Stars, Suite 2420, Los Angeles, CA, 90067, manages assets allocated to the health care equity long/short strategy for the Fund. Blue Jay is a registered investment adviser providing asset management services since 2012.  Blue Jay managed approximately $210.1 million in total assets as of December 31, 2014.

Investment Strategy
Blue Jay will employ a strategy of investing in long and short equity positions of health care companies with respect to the portion of the Fund allocated to it.

Directors and Executive Officers
The following are directors and/or executive officers of Blue Jay. The address of each is 2121 Avenue of the Stars, Suite 2420, Los Angeles, CA 90067.
Name	Position
Paul A. Sinclair	Portfolio Manager and Managing Member
Steven A. Boscoe	Senior Healthcare Analyst
James Norris	Chief Financial Officer and Chief Compliance Officer
Adam R. Wagner	Chief Operating Officer
No officer or Trustee of the Trust is an officer, employee, director, or shareholder of Blue Jay.
Comparable Funds
The chart below provides information regarding the advisory fees charged by Blue Jay to any other registered funds that it advises with a similar investment strategy to the portion of the Fund allocated to it.

Name of Fund	Net Assets (as of December 31, 2014)	Advisory Fee Rate (% of net assets)
Hatteras Alternative Mutual Fund	$37 Million	1.00%
Compensation
Under the sub-advisory agreement by and between the new Subadviser, and the Manager and Adviser (the “Sub-Advisory Agreement”), the Manager is responsible for all fees payable to the new Subadviser for its services as a Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the new Subadviser to the Fund does not affect the management fees paid by the Fund or its shareholders.
Information Regarding the Sub-Advisory Agreement
Pursuant to the Sub-Advisory Agreement, the Subadviser has been, or will be, delegated responsibility for the day-to-day management of the assets of the Fund allocated to such Subadviser. The Sub-Advisory Agreement provides, or will provide, in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated to such Subadviser.  The Sub-Advisory Agreement permits, or will permit, the Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser.  The Sub-Advisory Agreement also specifically permits, or will permit, the Subadviser to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.
The Sub-Advisory Agreement continues, or will continue, until October 31, 2016, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by the vote of a majority of the Trustees or by a majority vote of the outstanding shares in the Fund (as defined by the 1940 Act). The Sub-Advisory Agreement is, or will be, subject to termination, without penalty, by the Trustees, or by a majority vote of the outstanding shares of the Fund (as defined by the 1940 Act), by the Manager or Adviser on not less than 30 nor more than 60 days’ prior written notice to the Fund.  The Subadviser is, or will be, permitted to terminate its Sub-Advisory Agreement on 60 days’ prior written notice to the Fund, Manager, and Adviser. The Sub-Advisory Agreement also terminates automatically if it is assigned or if the management agreement between the Manager and the Trust terminates with respect to the Fund.
BOARD CONSIDERATIONS
At meetings held on October 6-7,  the Board of Trustees (“Board”) of Neuberger Berman Advisers Management Trust (“Trust”), including the Trustees who are not “interested persons” of Neuberger Berman Management LLC (“Management”) (including its affiliates) or the Trust (“Independent Fund Trustees”), considered and approved the sub-advisory agreement (“Sub-Advisory Agreement”) among Management, NB Alternative Investment Management LLC (“NBAIM”) and Blue Jay Capital Management, LLC (an “Additional Subadviser”), which would be responsible for managing a portion of the assets of Absolute Return Multi-Manager Portfolio (the “Fund”).
In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, reviewed materials furnished by the Additional Subadviser. In addition, the Board, including the Independent Trustees, met with senior representatives of the Additional Subadviser regarding its personnel and operations. The Independent Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of Management and NBAIM.
The Board noted that Management and NBAIM, together with the Fund, had received an order from the SEC that permits Management to add or replace subadvisers to the Fund without a shareholder vote, provided the Independent Trustees approve the new subadviser and certain other steps are taken. In this context, the Board considered Management’s and NBAIM’s responsibilities for designing an overall investment program for the Fund and then identifying the subadvisers who will carry out the different portions of that program based on NBAIM’s due diligence of those subadvisers. The Board further noted that Management and NBAIM, pursuant to their agreements with the Fund and related subadviser oversight policies and procedures approved by the Board, are responsible for overseeing the subadvisers.
The Board evaluated the overall fairness of the Agreement to the Fund and whether the Agreement was in the best interests of the Fund and its shareholders. The Board considered the following factors, among others, in connection with its approval of the Sub-Advisory Agreement: (1) the nature, extent, and quality of the services to be provided by the Additional Subadviser; and (2) the expected costs of the services to be provided. In their deliberations, the

Board members did not identify any particular information that was all-important or controlling, and each Trustee may have attributed different weights to the various factors.
The Board received and considered information regarding the nature, extent and quality of services to be provided to the Fund by the Additional Subadviser under the Sub-Advisory Agreement. The Board considered the experience and staffing of the portfolio management and investment research personnel of the Additional Subadviser who would perform services for the Fund, as well as the resources available to it. With respect to the Additional Subadviser, the Board reviewed the performance for accounts managed by the Additional Subadviser that were substantially similar in strategy to the strategy the Additional Subadviser will use for the Fund, noting that the accounts may not be subject to the same 1940 Act restrictions as the Fund. The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of the Additional Subadviser and noted that Management and NBAIM would monitor the quality of the execution services provided by the Additional Subadviser.
The Board also reviewed whether the Additional Subadviser would use brokers to execute transactions for the Fund that provide research and other services to the Additional Subadviser, and the types of benefits potentially derived from such services by the Additional Subadviser, the Fund and other clients of the Additional Subadviser. The Board also considered the compliance program and compliance history of the Additional Subadviser, including the Fund’s Chief Compliance Officer’s and NBAIM’s assessment of the compliance program of the Additional Subadviser. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the Additional Subadviser, and reviewed information regarding its financial condition, history of operations and any conflicts of interests in managing the Fund.
With respect to the overall fairness of the Sub-Advisory Agreement, the Board had previously considered the Fund’s fee structure as compared to a peer group of comparable funds and any fall-out benefits likely to accrue to Management or its affiliates. Management indicated that similar comparative information was not available with respect to the amount paid to the Additional Subadviser. The Board did, however, consider an estimate of the costs of the services to be provided and estimated profits or losses that would be realized by the Additional Subadviser, as well as the fees the Additional Subadviser charges for similar products. The Board noted, however, that Management, and not the Fund, pays the fee to the Additional Subadviser and therefore the fees charged by the Additional Subadviser will not change the overall expenses of the Fund. The Board also considered whether there are other business arrangements between Management or NBAIM and the Additional Subadviser that could give rise to potential conflicts.  It considered whether the Sub-Advisory Agreement will or should provide for breakpoints in the fees and, as a general matter, the way in which any such breakpoints should factor into the fees paid by the Fund.
Conclusions as to Additional Sub-Advisory Agreement
In approving the Sub-Advisory Agreement, the Board concluded that the Sub-Advisory Agreement is fair and reasonable and that approval of the Agreement is in the best interests of the Fund and its shareholders. In reaching this determination, the Board considered that the Additional Subadviser could be expected to provide a high level of service to the Fund; that the Additional Subadviser’s fees appeared to the Board to be reasonable given the nature and quality of services expected to be provided; and that the expected benefits accruing to the Additional Subadviser and its affiliates and Management and its affiliates by virtue of their relationship with the Fund were reasonable in light of the expected costs of providing the sub-advisory services and the expected benefits accruing to the Fund.
ADDITIONAL INFORMATION ABOUT THE FUND
Portfolio Transactions
To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Manager, Adviser, or Subadviser are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal period ended December 31, 2014, the Fund did not pay any brokerage commissions to Affiliated Brokers.
Control Persons and Principal Holders
As of April 1, 2015, the following are all of the beneficial and record owners of five percent or more of a class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Funds of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.
Class	Name & Address	Percent Owned

S	NEUBERGER BERMAN GROUP LLC ATTN STEPHEN WRIGHT 605 3RD AVE NEW YORK NY 10158-3698	66.03%

S	RIVERSOURCE LIFE INSURANCE COMPANY 222 AXP FINANCIAL CENTER MINNEAPOLIS MN 55474-0001	22.20%

As of April 1, 2015, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.
Outstanding Shares
There were 846,509 Class S shares of the Fund issued and outstanding as of December 31, 2014.

Document Delivery.  Please note that only one shareholder report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 605 Third Avenue, 2nd Floor, New York, New York 10158-0180 or at 1-800-877-9700 or 1-212-476-8800.

Q0163 05/15